EXHIBIT 99.1

NEWS RELEASE

For release January 23, 2008

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION ANNOUNCES

COMPANY UPDATES

SANTA MONICA, California – (January 23, 2008) – Anworth Mortgage Asset Corporation (NYSE: ANH) announced today the accounting principles used in accounting for certain claims against its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation. As previously reported, Belvedere Trust, which is reported as a discontinued operation, has three claims totaling approximately $8 million. Belvedere Trust intends to contest the claims. Anworth is neither a co-party to nor a guarantor of Belvedere Trust’s repurchase agreements or any claims against Belvedere Trust.

According to the principles related to extinguishment of liabilities and financial statement consolidation, Belvedere Trust’s assets and claims and liabilities will be included in Anworth’s consolidated financial statements for the fiscal year ended December 31, 2007 with the effect of creating a charge against consolidated earnings in the amount of the claims. Anworth is neither a co-party to nor a guarantor of Belvedere Trust’s repurchase agreements or any claims against Belvedere Trust. The dissolution of Belvedere Trust, which is expected during 2008, is expected to result in a corresponding equal increase in Anworth’s consolidated earnings during the quarter of dissolution, although no assurances can be provided in with respect to the timing of the dissolution.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in agency mortgage assets including mortgage pass-through certificates, collateralized mortgage obligations and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, certain Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation

John T. Hillman

(310) 255-4438 or (310) 255-4493

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